Exhibit 99.1

fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 tel: 212.405.6200 fax: 212.421.8860 ftgx.com

CONTACT

Norma I. Salcido

FiberNet Telecom Group, Inc.

212.405.6200

investor.relations@ftgx.com

FiberNet Reports Fourth Quarter and Full Year 2006 Results

Fourth Quarter of 2006 Revenues Increase 26.1% and EBITDA Increases 115.3% Over

Comparable Period in 2005

NEW YORK – March 29, 2007 – FiberNet Telecom Group, Inc. (NASDAQ: FTGX), a leading provider of complex interconnection services, today announced its results for the fourth quarter and fiscal year ended December 31, 2006.

Revenues for the fourth quarter of 2006 increased to $11.2 million, up 26.1% from $8.9 million for the fourth quarter of 2005 and up 7.8% from $10.4 million for the third quarter of 2006.

EBITDA (as defined) for the fourth quarter of 2006 was $1.7 million, up 115.3% from $0.8 million reported in the fourth quarter of 2005 and up 15.2% from $1.5 million for the third quarter of 2006. The amounts exclude certain non-recurring items discussed below.

FiberNet continued to achieve consistent revenue growth in its core product offerings of transport and colocation services. For the fourth quarter of 2006, revenues from transport and colocation services (excluding revenues from access management services) grew by 27.2% over the fourth quarter of 2005 and by 7.8% over the third quarter of 2006.

Transport services remained the most significant component of FiberNet’s revenues, accounting for 77.8% of the total revenues generated in the fourth quarter of 2006. On-net transport revenues were 52.9%, and off-net transport revenues were 24.9%, of the total revenues. Off-net transport revenues continued to be the fastest growing area for the Company, increasing by 99.9% from the fourth quarter of 2005 and by 16.2% from the third quarter of 2006.

Colocation services and access management services represented 20.6% and 1.6% of total revenue generated in the fourth quarter, respectively. FiberNet’s customer count also increased to 243 as of December 31, 2006, up from 236 at the end of the fourth quarter of 2005 and 242 at the end of the third quarter of 2006.

For the full year 2006, revenues were $40.1 million, up 18.5% from $33.8 million in 2005. For the full year 2006, on-net transport, off-net transport, colocation and access management services represented 55.2%, 21.6%, 21.5% and 1.7% of the total revenues, respectively.

Jon A. DeLuca, President and Chief Executive Officer, stated, “We closed 2006 with a strong finish and are off to a great start in 2007. Our fourth quarter results validate the strength of our business and the overall industry environment. We are also very pleased to have put a new credit facility in place and to have announced the expansion of our colocation business. Those two major accomplishments position us well going forward.”

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FiberNet Q4 & Full Year 2006 Results

Page Two

03/29/07

Cost of services for the fourth quarter of 2006 was $5.8 million, compared to $4.2 million for the fourth quarter of 2005 and $5.3 million for the third quarter of 2006. Cost of services for the full year 2006 was $20.2 million, compared to $16.4 million in 2005. These increases were due, in part, to increased off-net connectivity costs.

Selling, general and administrative expenses for the fourth quarter of 2006 were $3.9 million, compared to $4.0 million in the fourth quarter of 2005 and $3.8 million in the third quarter of 2006. Selling, general and administrative expenses for the full year 2006 were $15.4 million, compared to $17.3 million in 2005. Included in selling, general and administrative expenses for the full year of 2005 are $0.2 million in costs associated with an amendment to the Company’s credit facility on August 22, 2005. In addition to those non-recurring costs, $1.2 million of non-recurring transaction costs that were expensed primarily in connection with the termination of the Company’s agreement to purchase Con Edison Communications were included in the full year 2005. Excluding these charges, selling, general and administrative expenses for the full year 2005 were $16.0 million

The net loss applicable to common stockholders for the fourth quarter of 2006 was $(1.3) million, or $(0.18) per share, compared to $(2.2) million, or $(0.42) per share, for the fourth quarter of 2005. The net loss applicable to common stockholders for the third quarter of 2006 was $(1.5) million, or $(0.23) per share. For the full year 2006, FiberNet’s net loss applicable to common stockholders was $(6.9) million, or $(1.09) per share, compared to $(13.9) million in 2005, or $(2.69) per share.

Capital expenditures for the fourth quarter of 2006 were $0.7 million, compared to $0.4 million in the third quarter of 2006 and $0.9 million in the fourth quarter of 2005. For the full year 2006, capital expenditures were $2.5 million, compared to $2.7 million recorded in 2005. Capital expenditures were made primarily for the implementation of customer specific orders and the implementation of network infrastructure to support new initiatives.

As of December 31, 2006, FiberNet had total assets of $71.7 million and total stockholders’ equity of $43.0 million. As of March 28, 2007, the Company had approximately 7.3 million shares of common stock outstanding, or 8.5 million shares of common stock outstanding on a fully-diluted basis, assuming the exercise of all outstanding options and warrants. Of the approximately 1.2 million outstanding options and warrants, 0.5 million are out-of-the-money as of March 28, 2007.

The Company presents the financial metric EBITDA (as defined) because it is utilized in the determination of the majority of the financial covenants in its credit agreement, and the metric is calculated in accordance with its credit agreement. As of December 31, 2006, FiberNet was in full compliance with all of the financial covenants in its credit agreement.

FiberNet Teleconference:

FiberNet will hold a teleconference today, Thursday, March 29, 2007, at 11:00 a.m. EDT. To participate in the teleconference please call: 800-329-9097 and enter pass code 12378607, and from outside the U.S. call 617-614-4929 and enter the pass code.

A replay of the teleconference will be available beginning Thursday, March 29, 2007 at 1:00 p.m. EDT through Thursday, April 12, 2007. To listen to the replay by phone, call 888-286-8010 and enter pass code 12749441, and from outside the U.S. call 617-801-6888 and enter the pass code.

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fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 | tel: 212.405.6200 | fax: 212.421.8860 | ftgx.com

FiberNet Q4 & Full Year 2006 Results

Page Three

03/29/07

About FiberNet Telecom Group, Inc.

FiberNet Telecom Group, Inc. owns and operates integrated colocation facilities and diverse transport routes in the two gateway markets of New York/New Jersey and Los Angeles, designed to provide comprehensive broadband interconnectivity enabling the exchange of traffic over multiple networks. FiberNet’s customized connectivity infrastructure provides an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ and customers’ networks. For additional information about FiberNet, visit the company’s website at www.ftgx.com.

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fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 | tel: 212.405.6200 | fax: 212.421.8860 | ftgx.com

FiberNet Q4 & Full Year 2006 Results

Page Four

03/29/07

Financial Information and Forward Looking Statements:

This partial discussion of the statements of financial condition and operations of the Company should be read in conjunction with the consolidated financial statements and related notes contained in the Company’s annual report on Form 10-K for the year ended December 31, 2006 to be filed with the Securities and Exchange Commission.

Investors are cautioned that EBITDA (as defined) is not a financial measure under generally accepted accounting principles. EBITDA (as defined) is defined as net loss before income taxes, net interest expense, depreciation and amortization, stock related expense and other non-cash or non-recurring charges. The Company does not, nor does it suggest investors should, consider such a non-GAAP financial measure in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. EBITDA (as defined) should not be construed as an alternative to operating income or cash flows from operating activities, both of which are determined in accordance with GAAP, or as a measure of liquidity. Because it is not calculated under GAAP, FiberNet’s EBITDA (as defined) may not be comparable to similarly titled measures used by other companies. EBITDA (as defined) is commonly used in the communications industry and by financial analysts, and others who follow the industry, as a measure of operating performance. The Company believes that it is appropriate to present this financial measure because certain of the financial covenants in the Company’s credit agreement are based upon it.

Various remarks about the Company’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and the Company disclaims any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 | tel: 212.405.6200 | fax: 212.421.8860 | ftgx.com

Reconciliation of Non-GAAP Financial Metric:

	Consolidated Financial Data (in thousands) (unaudited) Three Months Ended
	December 31, 2006	December 31, 2005	September 30, 2006
Calculation of EBITDA (as defined):
Net loss	$(1,284)	$(2,206)	$(1,540)
Plus:
Operating expenses:
Stock related expense for selling, general, and administrative matters	229	128	212
Depreciation and amortization	2,256	2,196	2,267
Interest expense, net	550	686	563
Less:
Other income	(21)	—	—

EBITDA (as defined)	$1,730	$804	$1,502

	Consolidated Financial Data (in thousands) (unaudited)
	Year ended December 31,
	2006	2005
Calculation of EBITDA (as defined):
Net loss	$(6,925)	$(13,935)
Plus:
Operating expenses:
Stock related expense for selling, general, and administrative matters	801	513
Impairment of property, plant and equipment	—	2,812
Depreciation and amortization	8,998	8,840
Transaction cost expenses (included in selling, general, and administrative expenses)	—	1,177
Credit facility amendment expenses (included in selling, general, and administrative expenses).	51	162
Interest expense, net	2,362	2,341
Less:
Other income	(21)	—

EBITDA (as defined)	$5,266	$1,910

fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 | tel: 212.405.6200 | fax: 212.421.8860 | ftgx.com

FIBERNET TELECOM GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,		Three Months Ended December 31,
	(Audited)		(Unaudited)
	2006	2005	2006	2005
Revenues	$40,080	$33,824	$11,187	$8,873
Operating expenses:
Cost of services (exclusive of items shown separately below)	20,224	16,444	5,769	4,242
Selling, general and administrative expense	15,441	17,322	3,917	3,955
Impairment of property, plant and equipment	—	2,812	—	—
Depreciation and amortization	8,998	8,840	2,256	2,196

Total operating expenses	44,663	45,418	11,942	10,393

Loss from operations	(4,583)	(11,594)	(755)	(1,520)
Other income	21	—	21	—
Interest income	159	76	60	14
Interest expense	(2,522)	(2,417)	(610)	(700)

Net loss	$(6,925)	$(13,935)	$(1,284)	$(2,206)

Net loss per share — basic and diluted	$(1.09)	$(2.69)	$(0.18)	$(0.42)
Weighted average common shares outstanding — basic and diluted	6,359	5,174	7,081	5,277

fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 | tel: 212.405.6200 | fax: 212.421.8860 | ftgx.com

FIBERNET TELECOM GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$6,802	$1,899
Accounts receivable, net of allowance of $452 and $508 at December 31, 2006 and 2005, respectively	3,208	2,299
Prepaid expenses	656	449

Total current assets	10,666	4,647
Property, plant and equipment, net	59,534	66,135
Other Assets:
Deferred charges, net of accumulated amortization of $2,722 and $2,080 at December 31, 2006 and 2005, respectively	755	828
Other assets	777	1,625

Total other assets	1,532	2,453

TOTAL ASSETS	$71,732	$73,235

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,482	$3,762
Accrued expenses	4,719	4,251
Deferred revenues—current portion	1,746	1,194

Total current liabilities	9,947	9,207
Long Term Liabilities:
Notes payable, less original issue discount of $432 and $888 at December 31, 2006 and 2005, respectively	13,729	13,298
Deferred revenue, long term	3,728	3,786
Other long term liabilities	1,308	946

Total Long Term Liabilities	18,765	18,030

Total liabilities	28,712	27,237
Commitments and contingent liabilities
Stockholders’ Equity:
Common stock, $0.001 par value, 2,000,000,000 shares authorized and 7,144,464 and 5,274,600 shares issued and outstanding at December 31, 2006 and 2005, respectively	7	5
Additional paid-in-capital	444,327	440,555
Deferred rent (warrants)	(1,559)	(1,732)
Accumulated deficit	(399,755)	(392,830)

Total stockholders’ equity	43,020	45,998

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$71,732	$73,235

fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 | tel: 212.405.6200 | fax: 212.421.8860 | ftgx.com

FIBERNET TELECOM GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net loss	$(6,925)	$(13,935)	$(18,394)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,998	8,840	9,013
Stock related expense for selling, general and administrative matters	801	513	518
Impairment of property, plant and equipment	—	2,812	9,468
Deferred rent expense (warrants)	173	173	58
Impairment of goodwill	—	—	2,309
Other non-cash expenses	1,203	1,285	1,040
Change in assets and liabilities:
(Increase) decrease in accounts receivable	(908)	1,976	(589)
(Increase) decrease in prepaid expenses	(206)	227	78
Decrease (increase) in other assets	751	362	(939)
(Decrease) increase in accounts payable	(280)	(591)	1,071
Increase (decrease) in accrued expenses and other long-term liabilities	911	1,222	(1,010)
Increase (decrease) in deferred revenue	494	(1,708)	665

Cash provided by operating activities	5,012	1,176	3,288
Cash flows from investing activities:
Acquisition of Gateway Colocation	—	—	(382)
Recovery on sale of impaired assets	—	—	135
Decrease in restricted cash	—	1,881	456
Capital expenditures	(2,511)	(2,665)	(3,524)

Cash used in investing activities	(2,511)	(784)	(3,315)
Cash flows from financing activities:
Proceeds from warrants exercise	358	—	—
Payment of financing costs of debt financings	(9)	(427)	(807)
Repayment of notes payable	—	(1,975)	(7,225)
Proceeds from debt financing	—	1,000	—
Payment of financing costs of equity financings	(152)	—	(520)
Proceeds from issuance of equity securities	2,205	—	8,000

Cash provided by (used in) financing activities	2,402	(1,402)	(552)

Net increase (decrease) in cash and cash equivalents	4,903	(1,010)	(579)
Cash and cash equivalents at beginning of year	1,899	2,909	3,488

Cash and cash equivalents at end of year	$6,802	$1,899	$2,909

Supplemental disclosures of cash flow information:
Interest paid	$1,421	$873	$863

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fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 | tel: 212.405.6200 | fax: 212.421.8860 | ftgx.com